Exhibit 24

Power of Attorney

I, Richard David Abbott, hereby appoint and authorize Brian Brown and Kevin Ontiveros, together or individually, to prepare, execute, and file (electronically or otherwise), specifically on my behalf as my attorney-in-fact, Forms 3, 4 and 5, Forms 144, and any amendments thereto and any forms required to comply with Section 16 of the Securities Exchange Act of 1934, as amended, or similar provisions of securities laws and the rules thereunder (“Section 16 Forms”), with the Securities and Exchange Commission or any other required public authority or stock exchange regarding my transactions in Co-Diagnostic, Inc. stock or securities. By signing below, I hereby adopt as my own signature any one or more of the signatures of the individuals set forth above which may appear on such Section 16 Forms filed on my behalf.

This power of attorney shall be in full force and effect on and from the date below written and shall remain in full force and effect until the undersigned is no longer required to file Section 16 Forms with respect to the undersigned’s holdings of and transactions in Co-Diagnostics, Inc. stock or securities or until specifically rescinded. By execution of this power of attorney I hereby authorize and grant the powers stated herein.

Dated this 15th day of March, 2024.

/s/ Richard David Abbott
Richard David Abbott